 UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14 C

 (Rule 14c-101)

INFORMATION REQUIRED IN INFORMATION STATEMENT

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c) of the Securities

Exchange Act of 1934

Amendment No. 1

Check the appropriate box:

[X] Preliminary Information Statement
[ ] Definitive Information Statement
[ ] Confidential, For Use of the Commission Only (as permitted by Rule 14c-5(d)(2))

BAGGER DAVE’S BURGER TAVERN, INC.

(Name of Registrant as Specified in Its Charter)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required.

[_] Fee computed on table below per Exchange Act Rules 14c5(g) and 0-11.

(1) Title of each class of securities to which transaction applies:

Not Applicable

(2) Aggregate number of securities to which transaction applies:

Not Applicable

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing is calculated and state how it was determined):

Not Applicable

(4) Proposed maximum aggregate value of transaction:

Not Applicable

(5) Total fee paid:

Not Applicable

[  ] Fee paid previously with preliminary materials:

[  ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or Schedule and the date of its filing.

(1) Amount previously paid:

Not Applicable

(2) Form, Schedule or Registration Statement No.

Not Applicable

(3) Filing Party:

Not Applicable

(4) Date Filed:

Not Applicable

Neither the United States Securities and Exchange Commission nor any state securities commission has approved or disapproved of the transaction or passed on the adequacy or accuracy of the disclosure in this information statement. Any representation to the contrary is a criminal offense.

INFORMATION STATEMENT

Relating to Annual Meeting of Bagger Dave’s Burger Tavern, Inc.

BAGGER DAVE’S BURGER TAVERN, INC.

Dear Bagger Dave’s Burger Tavern, Inc. Shareholders:

NOTICE IS HEREBY GIVEN that we have received written consents in lieu of a meeting from stockholders representing a majority of our outstanding shares of voting stock, approving the following actions:

1.)	Approval of a Reverse /Forward Split and Plan of Recapitalization.

2.)	Approval of the election of Directors.

3.)	Approval of the ratification of BDO USA, LLP, as our outside auditors.

As of the close of business on October 14, 2017, the record date for shares entitled to notice of and to sign written consents in connection with the annual meeting, there were 27,297,727 shares of our common stock and no shares of our preferred stock outstanding. Prior to the mailing of this Information Statement, certain shareholders who represent a majority of our outstanding voting shares, signed written consents approving each of the actions listed above on the terms described herein (the “Actions”). As a result, the Actions have been approved and neither a meeting of our stockholders nor additional written consents are necessary. We are not asking you for a Proxy and you are requested not to send us a Proxy. The Actions will be effective 20 days from the mailing of this Information Statement, which is expected to take place on November 18, 2017, and such Actions will result in the following:

1.) Each four hundred (400) shares of our common stock outstanding will be converted into one share of common stock of the Company, and immediately following that all shareholders with at least one whole share, will receive a forward split of 400 shares of common stock for each one share held.

The Plan of Recapitalization provides for the mandatory exchange of shares from the current common stock to new common stock representing one-four hundredth (1/400th) of the previous number of shares held and then a multiple of 400 for each share or portion thereof held. We urge you to follow the instructions set forth in the attached Information Statement under “Exchange of Stock”.

2.) The following persons were elected to the board of directors to serve until the next annual meeting or until their replacement is elected:

T. Michael Ansley	Director
David G. Burke	Director
Phyllis Knight David Fisher Shawn Lilley	Director Director Director

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3.) BDO USA, LLP was approved to act as our outside auditor for our fiscal year ending December 31, 2017, to the extent such audit is required in the discretion of the Board.

The Company will pay all costs associated with the distribution of the Information Statement, including the cost of printing and mailing. The Company will reimburse brokerage and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending the Information Statement to the beneficial owners of the Company’s common stock.

THIS IS NOT A NOTICE OF A MEETING OF STOCKHOLDERS: NO STOCKHOLDERS MEETING WILL BE HELD TO CONSIDER ANY MATTER DESCRIBED HEREIN, AND NO PROXY OR VOTE IS SOLICITED BY THIS NOTICE. WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY. THE ACTIONS, DESCRIBED MORE SPECIFICALLY BELOW, HAVE ALREADY BEEN APPROVED BY WRITTEN CONSENT OF HOLDERS OF A MAJORITY OF THE OUTSTANDING SHARES OF COMMON STOCK OF THE COMPANY. A VOTE OF THE REMAINING SHAREHOLDERS IS NOT NECESSARY.

By Order of the Board of Directors,

/s/ T. Michael Ansley
T. Michael Ansley, President

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PROPOSAL TO APPROVE A PLAN OF RECAPITALIZATION AND TO AMEND THE COMPANY’S ARTICLES OF INCORPORATION TO PROVIDE

FOR A REVERSE/FORWARD STOCK SPLIT

SUMMARY TERM SHEET

We are providing this summary term sheet for your convenience. It highlights material information in this document, but you should realize that it does not describe all of the details of the proposed Reverse/Forward Split to the same extent that they are described in the body of this document. We urge you to read the entire document and the related letter of transmittal carefully, because they contain the full details of the Reverse/Forward Split. This summary term sheet is qualified in its entirety by reference to the more detailed information appearing elsewhere in, or accompanying, this Information Statement.

Q:	What if the Reverse/Forward Split?

A:	The Company’s Board of Directors (the Board) and the holders of a majority of the Company’s Common Stock have approved amendments to the Company’s Certificate of Incorporation to effect a reverse stock split of the Company’s Common Stock, at an exchange ratio of 1-for-400 shares of outstanding Common Stock (the Reverse Split), immediately followed by a forward stock split of the Company’s outstanding Common Stock, at an exchange ratio of 400-for-1 shares of outstanding Common Stock (the Forward Split and together with the Reverse Split, the “Reverse/Forward Split”). Such amendments will not change the par value per share or the number of authorized shares of Common Stock. Holders of record of less than one share as a result of the reverse stock split will be cashed out at the rate of $0.31 per pre-split share. Holders of record of at least one share as a result of the Reverse Split will not be entitled to receive any cash payment. The Plan of Recapitalization effecting the reverse stock split and the forward stock split is attached as an Exhibit to this Information Statement. The Reverse/Forward Split will become effective upon the filing of the proposed Certificates of Amendment with the Office of the Secretary of State of the State of Nevada twenty (20) calendar days following the date this Information Statement is first furnished to our stockholders.

Q:	What is the purpose of the Reverse/Forward Split?

A:	The Reverse/Forward Split is part of the Company’s plan to terminate the registration of its Common Stock and suspend its reporting requirements under the Exchange Act. The Reverse/Forward Split is considered a “going private” transaction as defined in Rule 13e-3, which was promulgated under the Exchange Act, because certain stockholders will be cashed out as a result of the Reverse Split, which will cause our Exchange Act reporting obligations to become eligible for suspension under Rule12h-3 or Section 15(d) of the Exchange Act and cause our Common Stock to become eligible for termination of registration under Rule 12g-4 and Section 12(g) of the Exchange Act. Accordingly, the Company will file a Rule 13e-3 Transaction Statement on Schedule 13E-3 with the SEC. The Schedule 13E-3 will be available on the SEC’s website at http://www.sec.gov or from the Company (including the Investor Relations page on the Company’s website at http://www.baggerdave.com. Upon deregistration of its Common Stock under the Exchange Act and provided the Common Stock following the Reverse/Forward Split is held of record by less than 300 persons, the Company expects that the deregistration will eliminate the significant expense that had been required of the Company to comply with its Exchange Act reporting obligations and the SEC’s proxy rules. The Company estimates the annual savings to be approximately $300,000 in tangible expenses, in addition to the saving of considerable senior management time and effort spent on compliance and disclosure matters attributable to the Company’s Exchange Act filings. These activities leave less time for a management to manage and grow our business.

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Q:	Is any action required on my part, such as to vote?

A:	No action is required on your part. Your approval is not required and is not being sought. The holders of a majority of the Company’s Common Stock have already approved the Reverse/Forward Split.

Q:	Am I entitled to any appraisal or dissenters’ rights?

A:	Stockholders will not be entitled to appraisal or dissenters’ rights as a result of the Reverse/Forward Split under Nevada law or our governance documents.

Q:	Will the business plan or operations of the Company change as a result of the Reverse/Forward Split?

A:

The Reverse/Forward Split is not expected to affect in and of itself our current business plan or operations, except for the anticipated cost and management time savings associated with deregistration of the Company’s Common Stock.

Q:	Will Bagger Dave’s Burger Tavern, Inc. remain a public company after the completion of the Reverse/Forward Split?
A:	If we reduce the number of our stockholders of record below 300, we will remain a public company and our Common Stock will continue to be traded on the Pink Sheets under the symbol BAGR. However, we plan to terminate the registration of our Common Stock under the Exchange Act, suspend our reporting requirements under the Exchange Act, and become a “non-reporting entity.”

Q:	What does the Board of Directors of the Company think of the Reverse/Forward Split?

A:	The Company’s entire Board of Directors (the “Board”) and a majority of the stockholders of the Company voted in favor of and authorized the Reverse/Forward Split. The Board believes that the Reverse/Forward split is fair to and in the best interest of all of our stockholders, including the stockholders who will be cashed out and those who will retain an equity interest in the Company subsequent to the consummation of the Reverse/Forward Split. The Board specifically has determined that the reverse/forward split is fair to unaffiliated shareholders. The Board established the cash consideration to be paid to redeem shares of holders of record of less than one share as a result of the Reverse Split in a good faith determination based upon fairness and other factors the Board deemed relevant, as described in more detail herein.
Q:	What are some of the advantages of the Reverse/Forward Split?

A:	The Board believes that the Reverse/Forward Split will have, among others, the following advantages:

●	The Company will be able to terminate the registration of the Company’s Common Stock under the Exchange Act, which will eliminate the significant tangible and intangible costs of the Company being a public company, with tangible estimated cost savings of $300,000 annually.

●	The Company will be able to achieve the overhead reduction associated with the Reverse/Forward Split without negatively affecting our business operations.

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Q:	What are some of the disadvantages of the Reverse/Forward Split?

A:	The Board believes that the Reverse/Forward Split will have, among others, the following disadvantages:

●	Stockholders of record owning fewer than 400 shares of the Company’s Common Stock will not have an opportunity to liquidate their shares at a time and for a price of their choosing; instead, they will be cashed out, will no longer be stockholders of the Company and will not have the opportunity to participate in or benefit from any future potential appreciation in our value. Stockholders of record who want to continue to be stockholders in the Company can attempt to purchase shares after the Reverse Split but prior to us filing to become a non-reporting entity. After the Company becomes a non-reporting entity, it is anticipated that the Company’s Common Stock will remain on the Grey Sheets. However, there may be limited liquidity for the Common Stock and you may not be able to purchase or sell the Common Stock at all or at prices you desire.

●	Stockholders holding the Company’s Common Stock following the Reverse/Forward Split and subsequent filing to become a non-reporting entity may no longer have the information that is currently provided in our filings with the SEC pursuant to the Exchange Act regarding such matters as our business operations and developments, legal proceedings involving the Company, our financial results, the compensation of our directors and named executive officers, and Company securities held by our directors, officers and major stockholders. In addition, it is likely that there will be limited liquidity for the Common Stock and that trading of shares may only continue in privately negotiated sales. As a result, you may not be able to purchase or sell the Common Stock at all or at prices you desire.

●	Our stockholders will no longer have the protections provided by the liability provisions of the Exchange Act and the Sarbanes-Oxley Act of 2002 applicable to the Company and our directors, officers and major stockholders, including the short-swing profit provisions of Section 16, the proxy solicitation rules under Section 14, the stock ownership reporting rules under Section 13, provisions relating to personal attestation by officers about accounting controls and procedures, potential criminal liability regarding the disclosure by the Company and provisions relating to restrictions on lending.

●	There is the potential for renewed applicability of public reporting requirements if continuing stockholders transfer shares of Common Stock in a manner that results in the Company having more than 500 record holders who are not accredited investors or 2,000 record holders (in either case, provided the Company has total assets exceeding $10 million).

Q:	What is the total cost of the Reverse/Forward Split to the Company?

A:	We estimate that we will pay up to approximately $7,750 to cash out holders of record of less than one share as a result of the Reverse Split. In addition, we anticipate incurring approximately $30,000 in advisory, legal, financial, accounting and other fees and costs in connection with the Reverse/Forward Split. We currently have the financial resources to complete the Reverse/Forward Split.

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Q:	Will my shares be cashed out in the Reverse/Forward Split and, if so, what will I receive for my shares?
A:	Stockholders of record who own less than 400 pre-split shares of Common Stock on the Effective Date will be cashed out at a price of $0.31 per pre-split share.

Stockholders of record who hold at least 400 pre-split shares of Common Stock on the Effective Date will not receive any cash payments. Rather, their shares will be split on a 1-for-400 basis and then immediately split on a 400-for-1 basis, will leave them with the same number of shares after the forward/reverse split as they had prior to that.

Q:	If I own less than 400 pre-split shares of Common Stock on the Effective Date, how and when will I be paid?

A:

As soon as practicable after the Effective Date, we will send you a letter of transmittal to be used to transmit your Common Stock certificates to Island Transfer (the “Exchange Agent”). You will receive a cash payment in the amount of $0.31 for each pre-split share owned by you. Upon proper completion and execution of the letter of transmittal, and the return of the letter of transmittal and accompanying stock certificate(s) to the Exchange Agent, you will receive a check for this amount.

In the event we are unable to locate certain stockholders or if a stockholder fails to properly complete, execute and return the letter of transmittal and accompanying stock certificate to the Exchange Agent, any funds payable to such stockholders pursuant to the Reverse/Forward Split will be held in escrow until a proper claim is made, subject to applicable abandoned property laws. Stockholders who hold shares in a book-entry account are not required to take any action to receive a cash payment. The Exchange Agent will furnish stockholders with the necessary instructions for surrendering their pre-split stock certificates.

Q:	What do I have to do if I have lost my stock certificates, or if they have been mutilated, destroyed or stolen?
A:	Call our Exchange Agent, Island Stock Transfer, at (727) 239-0010.

Q:	What are the United States federal tax consequences?
A:	We believe that the Reverse/Forward Split will be treated as a tax-free “recapitalization” for federal income tax purposes. We will not apply for any ruling from the Internal Revenue Service, nor will we receive an opinion of counsel with respect to the tax consequences of the Reverse Split.

We believe that any stockholders who continue to hold Common Stock immediately after the Reverse/Forward Split, and who receive no cash as a result of the Reverse Split, should not recognize any gain or loss or dividend income as a result of the Reverse/Forward Split and will have the same adjusted tax basis and holding period in their Common Stock as they had in such stock immediately prior to the Reverse/Forward Split.

We believe that a stockholder who receives cash in the Reverse/Forward Split (i.e., a stockholder of record who holds less than one share as a result of the Reverse Split) will be treated as having such shares redeemed in a taxable transaction governed by Section 302 of the Code.

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See the information set forth below under the caption “Federal Income Tax Consequences of the Reverse/Forward Split.”

Q:	What if I hold shares of Common Stock in “street name”?

A:	If a person or entity holds shares of Common Stock in “street name,” then its broker, bank or other nominee (the “Record Owner”) is considered the owner of record with respect to those shares of Common Stock and not such person or entity. If the Record Owner holds less than one share as a result of the Reverse Split, it will be cashed out at the rate of $0.31 per pre-split share. Record Owners of at least one share as a result of the Reverse Split will not be entitled to receive any cash payment, even if a Record Owner hold shares of Common Stock in “street name” for any individual beneficial owners that held beneficial ownership in less than 400 pre-split shares of Common Stock.

DESCRIPTION OF PLAN

The Board of Directors of the Company has unanimously approved a proposal to amend the Company’s Articles of Incorporation to effect a plan of recapitalization that provides for a four hundred for one (400 for 1) reverse stock split followed by a one for four hundred (1 for 400) forward stock split of our common stock, subject to the approval of such action by the shareholders. Pursuant to written resolutions, a majority of the shareholders of the Company voted to approve the proposal to authorize the reverse/forward stock split. We are now notifying you and the other shareholders that did not participate in the action of the majority of the shareholders. The reverse/forward stock split will take effect, when we file a Certificate of Amendment to the Articles of Incorporation with the Secretary of State of Nevada.

We expect that the Certificate of Amendment will be filed promptly after your receipt of this Information Statement. However, our board of directors may elect not to file, or to delay the filing of, the Certificate of Amendment if they determine that filing the Certificate of Amendment would not be in the best interest of our shareholders.

Under the plan of recapitalization and reverse/forward stock split, each four hundred (400) shares of the Company’s outstanding common stock on the effective date (the “Old Common Stock”) of the reverse stock split (the “Effective Date”) will be automatically changed into and will become one share of the Company’s New Common Stock (the “New Common Stock”). No fractional shares will be issued. Shareholders who own fewer than 400 common shares immediately prior to the reverse split will have their shares cancelled and converted into a right to receive payment per share on a pre-reverse split basis. The cash payment will be based on the average closing price of the stock over a thirty-day period prior to the Record Date, which will be increased by a premium of 100%. Any shareholder that owns in excess of one (1) share immediately following the reverse split will receive a forward stock split of 400 shares for each share and fraction thereof he holds. The practical effect of this transaction is that all shareholders who own 400 or more shares prior to the Actions will own the same number of shares after the Actions. All shareholders who own less than 400 shares before the Actions will be paid the value of those shares in cash. The reverse/forward stock split will not change the current per share par value of the Company’s common stock nor change the current number of authorized shares of common stock. The effective date of the reverse/forward stock split will be the date the articles of amendment are accepted for filing by the Nevada Secretary of State.

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If a person or entity holds shares of Common Stock in “street name,” then its broker, bank or other nominee (the “Record Owner”) is considered the owner of record with respect to those shares of Common Stock and not such person or entity. If the Record Owner holds less than one share as a result of the Reverse Split, it will be cashed out at the rate of $0.31 per pre-split share. Record Owners of at least one share as a result of the Reverse Split will not be entitled to receive any cash payment, even if a Record Owner holds shares of Common Stock in “street name” for any individual beneficial owners that beneficially own less than 400 pre-split shares of Common Stock.

The Reverse/Forward Split can be illustrated with the following example:

a.	Stockholder A holds of record 390 shares of pre-split Common Stock. After the Effective Date, he will receive $120.90 in cash and will surrender his shares.

b.	Stockholder B holds of record 410 shares of pre-split Common Stock. After the Effective Date, he will hold 410 shares of Common Stock and will receive no cash or other compensation for his shares.

As soon as practicable after the Effective Date, we will send all stockholders of record with less than one share as a result of the Reverse Split a letter containing a cash payment of $.031 for each pre-split share owned. In the event we are unable to locate certain stockholders, any funds payable to such stockholders pursuant to the Reverse/Forward Split will be held in escrow until a proper claim is made, subject to applicable abandoned property laws. Stockholders who hold shares in book-entry form are not required to take any action to receive a cash payment. The Exchange Agent will furnish stockholders with the necessary instructions for surrendering their pre-split shares for payment.

Stockholders who hold shares that are not cashed out as a result of the Reverse/Forward Split will not be required to exchange their certificates representing pre-split shares for new certificates. The Reverse/Forward Split will take place on the Effective Date without any action on the part of the holders of the Common Stock and without regard to current certificates representing shares of Common Stock being physically surrendered for certificates representing the number of shares of Common Stock that each stockholder is entitled to have access to receive as a result of the Reverse/Forward Split.

Although the Reverse/Forward Split has been approved by the holders of the requisite majority of the shares of Common Stock of the Company, the Board reserves the right, in its discretion, to abandon the Reverse/Forward Split prior to the proposed Effective Date if it determines that abandonment is in the best interests of the Company or the stockholders. Factors that may lead the Board to abandon the Reverse/Forward Split may include, among other things, increased transaction costs to consummate the transaction, changes in the current economic environment, and an adverse response from the markets in which the Company operates or adverse responses from our stockholders. If such a determination to abandon the Reverse/Forward Split is made by the Board, our stockholders would be notified through the filing of a Current Report with the SEC on Form 8-K.

The Reverse/Forward Split will not materially change the rights, preferences or limitations of those stockholders who will retain an interest in the Company subsequent to the consummation of the Reverse/Forward Split.

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The Reverse/Forward Split is not expected to affect in and of itself our current business plan or operations, except for the anticipated cost and management time savings associated with termination of our obligations to file periodic reports under the Exchange Act with the SEC. Nevertheless, if operating losses continue at the Company following the Reverse/Forward Split and any other cost saving measures instituted by the Company and the Company is unable to improve its revenues or profitability, the Company may need to explore other revenue improvement and cost reduction strategies. Once we deregister our Common Stock under the Exchange Act, we will not be required to provide our stockholders with periodic, annual, quarterly or other reports regarding the Company, although we intend to provide certain information to our stockholders on an annual basis. However, we do not intend to make available to stockholders any financial or other information about us that is not required by law. We do not intend, but may in our discretion elect, to distribute press releases for material and other events. We will continue to hold meetings as required under Nevada law, including annual meetings, or to take actions by written consent of stockholders in lieu of meetings.

The bullet points below provide information regarding the essential features and significance of the proposed transaction. A more detailed discussion of these matters may be found under the heading “Detailed Discussion and Reasons for Reverse/Forward Split.”

Special Factors

Fairness of the Transaction

The Board of Directors unanimously approved the Transaction, including the price to be paid for fractional Common Shares following the Reverse Stock Split, and recommended that our shareholders approve the Transaction. Our Board of Directors determined that the Transaction and the price to be paid for the fractional shares resulting from the Reverse Stock Split are substantively and procedurally fair to and in the best interest of the Company and our unaffiliated shareholders (including both Continuing Shareholders and Cashed Out Shareholders).

The Board of Directors considered various factors regarding the fairness of the Actions to us and our unaffiliated Continuing Shareholders and unaffiliated Cashed Out Shareholders, including the following in relative order of their weight in the determination:

(1)	the direct and indirect cost savings to be realized from the elimination of expenses related to our disclosure and reporting requirements under the Exchange Act;

(2)	the ability of shareholders with less than 400 shares to exchange their shares for cash at premium to market prices prevailing at the time of the approval of the Transaction and without incurring brokerage commissions or, alternatively, to purchase additional shares if they desire to remain a shareholder;

(3)	the fact that the Reverse Stock Split will apply to all shareholders;

(4)	the reduction in publicly available information about us that will result from the Transaction;

(5)	the inability of Cashed Out Shareholders to participate in any future increases in the value of our stock.

(6)	the likely reduction in liquidity for our Common Shares following the termination of our Exchange Act registration, OTCQB listing and periodic reporting;

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(7)	the possible decrease in the trading price of the Common Shares;

(8)	the fact that there are no unusual conditions to the consummation of the Transaction;

(9) The Board determined that it was capable of evaluating the fairness of the proposed transaction and that it was not necessary to obtain a fairness opinion or appraisal, and that it was not necessary to form a special committee to make this determination. The entire Board considered the issue and made the determination, which they were comfortable with considering the fact that the $.31 per share they are paying to certain shareholders is double the trading price at the time the decision was made, and now is ten times the trading price of $.03 per share.

Detailed Discussion and Reasons for the Reverse/Forward Split

The primary purpose of the Reverse/Forward Split is to ensure that the number of record holders of our Common Stock will be below 300 so that we can terminate the registration of our Common Stock under Section 12(g) of the Exchange Act. The Reverse/Forward Split is expected to result in the elimination of the expenses related to our disclosure and reporting requirements under the Exchange Act. For some time, the management of the Company has been concerned about the expense of continuing to comply with the periodic reporting requirements of the Exchange Act, given the earnings and overhead of the Company and the extremely low trading volume of our shares. Significantly, the Company had an annual operating loss during the year ended December 25, 2016 of $11,420,515, and during the quarter ended September 24, 2017, the Company had an operating loss of $5,339,224. For these reasons, among others the Board decided to consider whether it should remain a reporting company. The Board believes that any material benefit derived from continued registration under the Exchange Act is outweighed by the cost, including the cost and tangible and intangible burdens associated with compliance with the Sarbanes-Oxley Act of 2002.

The Board believes that the significant costs are not justified, because we have not been able to realize many of the benefits that publicly traded companies sometimes realize. The Board does not believe that we are in a position to use our status as a public company to raise capital through sales of securities in a public offering, or otherwise to access the public markets to raise equity capital. In addition, our Common Stock’s extremely limited trading volume, stock price and public float have all but eliminated our ability to use our Common Stock as acquisition currency or to attract and retain employees.

Our Common Stock’s limited trading volume and public float have also hindered our stockholders’ ability to sell their shares, which has prevented them from realizing the full benefits of holding publicly traded stock. Our low market capitalization has resulted in limited interest from market makers or financial analysts who might report on our activity to the investment community. Because the Common Stock has been thinly traded, any attempt to trade a large block of shares in the public markets, to the extent possible, would risk a significant impact on the market price of our Common Stock. The Board believes that it is unlikely that our market capitalization and trading liquidity will increase significantly in the foreseeable future.

The overall executive time expended on the preparation and review of our public filings is likely to continue to increase rather than decrease. Since we have relatively few executive personnel, these indirect costs can be significant relative to our overall expenses and, although there will be no direct monetary savings with respect to these indirect costs when the Reverse/Forward Split is effected and we cease filing periodic reports with the SEC, the time currently devoted by management to our public company reporting obligations could be devoted to other purposes, such as operational concerns to further our business objectives and the interests of our stockholders. The Board believes that it is in our best interests and the best interests of our stockholders to eliminate the administrative, financial and additional accounting burdens associated with periodic reporting to the SEC by consummating the Reverse/Forward Split at this time rather than continue to subject the Company to these burdens.

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Strategic Alternatives Considered

While considering the merits of the Reverse/Forward Split, the Board evaluated a number of strategic alternatives. In evaluating the risks and benefits of each strategic alternative, the Board determined that the Reverse/Forward Split would be the simplest and most cost-effective approach to achieve the purposes described above. The Board considered the following alternatives:

●	Self-tender offer. The Board considered a self-tender offer considerably more costly than the Reverse/Forward Split, and as a result, rejected this alternative.

●	Purchase of shares in the open market. The Board considered a stock repurchase program, but believes that it is unlikely that open market purchases will achieve the intended result of the Reverse/Forward Split, which is to ensure that the number of our record stockholders will be below 300. Due to the expense and logistical problems associated with the open market purchases the Board determined this option was not viable.

●	Maintaining the status quo. The Board also considered taking no action to reduce the number of our stockholders of record. However, due to the significant and increasing costs of being an SEC registered public company, not being able to realize many of the benefits that publicly traded companies sometimes realize and other factors enumerated elsewhere in this Information Statement, such as the operating losses of the Company, the Board believed that maintaining the status quo would be detrimental to all stockholders. We would continue to incur the expenses of being a public company without realizing the benefits of public company status.

Fairness of the Reverse/Forward Split to Stockholders

The Company is required, under Item 1014(a) of Regulation M-A (17 C.F.R. §229.1014), to determine whether it reasonably believes that a going private transaction, such as the Reverse/Forward Split, is fair or unfair to its unaffiliated stockholders. The Board, on behalf of the Company, has itself made that determination and, for the reasons set forth below, has reached a decision that the Reverse/Forward Split is fair to the unaffiliated stockholders.

The Board did not obtain a report, opinion, or appraisal from an appraiser or financial advisor with respect to the consideration to be paid to holders of record of less than one share as a result of the Reverse Split. In addition, no representative or advisor was retained on behalf of the unaffiliated stockholders to review or negotiate the transactions. Further, the result of the Reverse/Forward Split is anticipated to affect less than 25,000 shares, or less than 1%, of the Common Stock of the Company for a total cost to the Company of approximately $7,750, which will be paid out of the Company’s available cash reserves.

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No director who is not an employee of the Company has retained an unaffiliated representative to act solely on behalf of unaffiliated security holders for purposes of negotiating the terms of the Reverse/Forward Split and/or preparing a report concerning the fairness of the transaction.

Each Director on the Board approved the Reverse/Forward Split. The Board, which has unanimously approved the Reverse/Forward Split, concluded that the expense of these procedures was not reasonable in relation to the size of the transaction contemplated and concluded that the Board could adequately establish the fairness of the Reverse/Forward Split without such outside persons.

The Board did not create a Special Committee of the Board to approve the Reverse/Forward Split. Creating a Special Committee by hiring new directors and retaining independent counsel for such a committee would significantly increase the cost of the Reverse/Forward Split.

The Board determined that the Reverse/Forward Split, including the proposed cash payment of $0.31 per pre-split share, which represents a 100% premium to the 30-day average closing price prior to the Record Date to stockholders whose shares will be cashed out, is substantively and procedurally fair, in form and from a financial point of view, to all of our unaffiliated stockholders, including those whose shares will be cashed out and those who continue to be stockholders of the Company.

The Board determined that certain additional factors supported the fairness of the Reverse/Forward Split to those unaffiliated stockholders whose shares will be cashed out, including the fact that they will not pay the brokerage commissions they would have paid if they attempted to sell their shares in the open market.

Furthermore, the Board considered that, with extremely limited liquidity in the public market for our Common Stock, only a small portion of our stockholders would have been able to attain the historical closing prices before the stock price decreased measurably. The proposed transaction price of $0.31 per pre-split share does not include any discount for the lack of liquidity of our Common Stock or for the minority status of the shares of our Common Stock owned by unaffiliated stockholders.

For the thirty trading days prior to the Record Date, the average daily trading volume has been 14,742, shares, with an average closing price of $0.155. The cash payment of $0.31 per pre-split share to stockholders whose shares will be cashed out represents a premium of 100% over the average closing price from September 1, 2017 through October 13, 2017, inclusive.

With respect to the fairness of the Reverse/Forward Split to the stockholders whose stock would not be cashed out in the Reverse/Forward Split, the Board also relied on the fact that the amount being paid to stockholders whose stock would be cashed out was fair. In addition, the Board noted that voting control of approximately 11,723,650 of the shares held by stockholders who would remain stockholders after the Reverse/Forward Split was held by members of the Board so that the interests of such stockholders would remain aligned with the interests of the Board.

The Board determined that current and historical market prices of its Common Stock were the best measures of the fairness of the cash out price for holders of record of less than one share as a result of the Reverse Split to unaffiliated stockholders, because recent and historical prices provide valuable insight into how the market has historically valued our Common Stock. The Board also reviewed stockholders’ equity, which at September 24, 2017 was $10,010,967 million under generally accepted accounting principles (“GAAP”), and net book value, which as of September 24, 2017 was $562,604, under GAAP, as alternative measures of the cash out price per pre-split share for holders of record of less than one share as a result of the Reverse Split. The cash payment of $0.31 per pre-split share to stockholders whose shares will be cashed out represents a premium of 15.5 times net book value as of September 24, 2017. It also discussed liquidation value as another measure by comparing stockholders’ equity of approximately $10,000,000 at September 24, 2017. However, the Board did not ultimately explicitly establish or consider liquidation value as a factor in determining the fairness of the transaction since the Company has no present intent to liquidate and only a small fraction of existing stockholders will be eliminated as equity holders as a result of the Reverse/Forward Split. Accordingly, the Board did not consider or establish, explicitly or otherwise, the going concern value of the Company in connection with determining the fairness of the Reverse/Forward Split, because only a small number of stockholders will be cashed out in the Reverse/Forward Split. The Company has not engaged in any stock repurchases.

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The Reverse/Forward Split is not expected to affect in and of itself our current business plan or operations, except for the anticipated cost and management time savings associated with termination of our obligations to file periodic reports under the Exchange Act with the SEC. Once we deregister our Common Stock under the Exchange Act, we will not be required to provide our stockholders with periodic, annual, quarterly or other reports regarding the Company, although we intend to provide certain information to our stockholders on an annual basis. However, we do not intend to make available to stockholders any financial or other information about us that is not required by law. We do not intend, but may in our discretion elect, to distribute press releases for material and other events. We will continue to hold meetings as required under Nevada law, including annual meetings, or to take actions by written consent of stockholders in lieu of meetings.

We estimate that we will pay approximately $7,750 to cash out holders of record of less than one share as a result of the Reverse Split. In addition, we anticipate incurring approximately $30,000 in advisory, legal, financial, accounting and other fees and costs in connection with the Reverse/Forward Split. The Company has sufficient cash on hand to cover the cost of cashing out holders of record of less than one share as a result of the Reverse Split and the related fees and costs of implementing the Reverse/Forward Split and this Information Statement. The Company will not be using borrowed funds to finance the cost of the Reverse/Forward Split, there are no conditions relating to the use of the cash to cover the cost of the Reverse/Forward Split, and there are no alternative financing arrangements or alternative financing plans in place to cover the ultimate cost of the Reverse/Forward Split. The estimated costs consist of the following, although actual costs may vary.

Department	Cost
Legal	$15,000
Accounting	5,000
Printing	1,000
Distribution	4,000
Administrative	5,000
Total	$30,000

On October 13, 2017, at the close of the trading day, which was prior to the Record Date, our Common Stock’s closing price per share was $0.15 on trading volume of 2,462 shares. Previous to this date, our average closing price for the 30 trading days prior to October 13, 2017 was approximately $.15 per share on an unweighted basis.

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Procedural Fairness of the Reverse/Forward Split

As stated above, the Company is required, under Item 1014(a) of Regulation M-A (17 C.F.R.§229.1014), to determine whether it reasonably believes that a going private transaction, such as the Reverse/Forward Split, is fair or unfair to its unaffiliated stockholders. The Board, on behalf of the Company, has itself made that determination and, for the reasons set forth below, has reached a decision that the Reverse/Forward Split is also procedurally fair to all unaffiliated stockholders, including both stockholders who will receive cash payments in connection with the Reverse/Forward Split and will not be continuing stockholders of the Company and stockholders who will retain an equity interest in the Company. In reaching this conclusion, the Board noted that the potential ability of unaffiliated stockholders of record to decide whether or not to remain stockholders following the Reverse/Forward Split by attempting to buy or sell shares of Common Stock in the open market, if permissible at prices acceptable to such stockholders, afforded protection to those stockholders who would not be continuing stockholders of the Company. Specifically, the Board noted that current holders of record of fewer than 400 shares may be able to remain stockholders of the Company by acquiring additional shares, if available at prices they are willing to pay, so that they own at least 400 shares immediately before the Reverse/Forward Split. Conversely, stockholders of record that own 400 or more shares and desire to liquidate their shares in connection with the Reverse/Forward Split may be able to sell or otherwise reduce their holdings to less than 400 shares prior to the Reverse/Forward Split. It should be noted that, because there has historically been very limited trading in the Company’s Common Stock, stockholders seeking to either increase or decrease their holdings prior to the Reverse/Forward Split may not be able to do so at all or at a price they are willing to pay or accept.

In addition, the Board noted that voting control of approximately 99% of the shares will be held by stockholders who will remain stockholders after the Reverse/Forward Split. Therefore, there would be no change in control as a result of the reverse/forward split, and the interests of remaining stockholders would not be substantially diminished. Further, the result of the Reverse/Forward Split is anticipated to affect less than 25,000 shares, or less than 1%, of the Common Stock of the Company.

In light of the Board’s determination that the interests of unaffiliated stockholders were protected by (i) the representation of stockholders who will remain stockholders after the Reverse/Forward Split on the Board, and (ii) the ability of unaffiliated stockholders to decide whether or not to remain stockholders following the Reverse/Forward Split by buying or selling shares of Common Stock in the open market, the Board did not create a Special Committee or retain independent counsel.

The Board determined not to condition the approval of the Reverse/Forward Split on approval by a majority of unaffiliated stockholders for several reasons. First, the Board believes that any such vote would not provide additional protection to those unaffiliated stockholders who will be cashed out because the majority of the shares held by unaffiliated stockholders are held by stockholders who would not be cashed out and who may therefore have different interests from the unaffiliated stockholders who would be cashed out in the Reverse/Forward Split. The Reverse/Forward Split is also a matter that could not be voted on by brokers without instruction from the beneficial owners of the shares so even shares beneficially owned by holders of small numbers of shares held in brokerage accounts might be unlikely to be voted.

The Board did not retain an unaffiliated representative to act solely on behalf of the unaffiliated stockholders due to the fact that it would not affect the outcome of the Actions, because a majority vote of the unaffiliated stockholders is not required under Nevada law.

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The Board did not grant unaffiliated stockholders access to our corporate files, except as provided under Nevada law. The Board determined that this Information Statement, together with our other filings with the SEC, provides adequate information for unaffiliated stockholders.

The Board determined that the process leading up to the approval of the Reverse/Forward Split was procedurally fair to the stockholders, because of the structural fairness of the Reverse/Forward Split and the procedural protections available to stockholders.

Effects of the Reverse Stock Split

As a result of the Reverse Stock Split:

●	The number of record holders of our Common Shares will be reduced below 300, which will allow us to terminate the registration of our Common Shares under the Exchange Act. Accordingly, we will no longer be subject to any reporting requirements under the Exchange Act or the rules of the SEC applicable to public companies. We will, therefore, cease to file annual, quarterly, current, and other reports and documents with the SEC, and shareholders will cease to receive annual reports and proxy statements. Persons that remain our shareholders after the Transaction and subsequent deregistration are completed will, therefore, have access to much less information about us and our business, operations and financial performance. We will also no longer be subject to the provisions of the Sarbanes-Oxley Act of 2002 and the liability provisions of the Exchange Act, including the requirement that our officers certify the accuracy of our financial statements. Our officers, directors and 10% shareholders will no longer be subject to the reporting requirements of Section 16 of the Exchange Act or be subject to the prohibitions against retaining short-swing profits in our Common Shares.

●	Shareholders who have fewer than 400 shares of our Common Shares before the Reverse Stock Split will receive cash in exchange for their shares of our Common Shares, and will no longer be shareholders or have any ownership interest in the Company and shall cease to participate in any of our future earnings and growth. The cash payment will be equal to $0.31 per share held prior to the effectiveness of the Reverse Stock Split.

●	Shareholders who have more than 400 shares of our Common Shares before the Transaction will not receive any payment for their shares and shall continue to hold the same number of shares that they held before the Transaction.

●	Our Common Shares will no longer be traded on the OTCQB Market. Any trading in our Common Shares will occur in the “pink sheets” or in privately negotiated transactions. Shareholders should note that market makers (not the Company) quote Common Shares in the “pink sheets.” Therefore, we cannot guarantee that our Common Shares will be available for trading in the “pink sheets.” The limited trading market for our Common Shares after the Transaction may cause a decrease in the market price of our Common Shares.

●	After we de-register it will be more difficult for us to access the public equity and public debt markets, and it will be more expensive to access the private debt markets.

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Effects of the Forward Stock Split

As a result of the Forward Stock Split:

●	Shareholders who have fewer than 400 shares of our Common Shares before the Reverse Stock Split will receive cash in exchange for their shares of our Common Shares and will not be affected by the Forward Stock Split;

●	Shareholders who have more than 400 shares of our Common Shares before the Transaction will, as a result of the Forward Stock Split, continue to hold the same number of shares as before the Transaction, without having to tender their shares to the Company’s stock transfer agent;

●	Options and warrants evidencing rights to purchase Common Shares would be unaffected by the Transaction, because the options will, after the Transaction, be exercisable into the same number of Common Shares as before the Transaction.

RECOMMENDATION OF THE BOARD OF DIRECTORS

For the above reasons, the reverse/forward stock split and the deregistration of our common stock under the 34 Act was approved by the unanimous vote of our Board of Directors, including a majority of Directors who are not employees of the Company, all of whom believe that the transaction is in the Company’s best interest and in the best interests of our shareholders. There can be no guarantee, however, that the market price of our common stock after the reverse/forward stock split will be equal to the market price before the reverse stock, or that the market price following the reverse/forward stock split will either exceed or remain in excess of the current market price.

Federal Income Tax Consequences of the Reverse/Forward Split

We have summarized below what we believe to be certain federal income tax consequences to the Company and its stockholders resulting from the Reverse/Forward Split. This summary is based on United States federal income tax law, existing as of the date of this Information Statement. Such tax laws may change, even retroactively. This summary does not discuss all aspects of federal income taxation that may be important to you in light of your individual circumstances. In addition, this summary does not discuss any state, local, foreign, or other tax considerations. This summary assumes that you are a United States citizen and have held, and will hold, your shares as capital assets under the Internal Revenue Code (the “Code”). You should consult your tax advisor as to the particular federal, state, local, foreign, and other tax consequences, in light of your specific circumstances.

We believe that the Reverse/Forward Split will be treated as a tax-free “recapitalization” for federal income tax purposes. We will not apply for any ruling from the Internal Revenue Service, nor will we receive an opinion of counsel with respect to the tax consequences of the Reverse Split.

We believe that any stockholders who continue to hold Common Stock immediately after the Reverse/Forward Split, and who receive no cash as a result of the Reverse Split, should not recognize any gain or loss or dividend income as a result of the Reverse/Forward Split and will have the same adjusted tax basis and holding period in their Common Stock as they had in such stock immediately prior to the Reverse/Forward Split.

We believe that a stockholder who receives cash in the Reverse/Forward Split (i.e., a stockholder of record who holds less than one share as a result of the Reverse Split) will be treated as having such shares redeemed in a taxable transaction governed by Section 302 of the Code and, depending on a stockholder’s situation, the transaction will be taxed as either: (a) a sale or exchange of the redeemed shares, in which case the stockholder will recognize gain or loss equal to the difference between the cash payment and the stockholder’s tax basis for the redeemed shares; or (b) a cash distribution which is treated: (i) first, as a taxable dividend to the extent of allocable earnings and profits, if any; (ii) second, as a tax-free return of capital to the extent of the stockholder’s tax basis in the redeemed shares; and (iii) finally, as gain from the sale or exchange of the redeemed shares. Amounts treated as gain or loss from the sale or exchange of redeemed shares will be capital gain or loss. Amounts treated as a taxable dividend are ordinary income to the recipient; however, a corporate taxpayer (other than an S corporation) may be allowed a dividend received deduction subject to applicable limitations and other special rules.

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The foregoing discussion summarizing certain federal income tax consequences does not refer to the particular facts and circumstances of any specific stockholder. Stockholders are urged to consult their own tax advisors for more specific and definitive advice as to the federal income tax consequences to them of the Reverse/Forward Split, as well as advice as to the application and effect of state, local and foreign income and other tax laws.

Termination of Exchange Act Registration

Our Common Stock is currently registered under the Exchange Act and bought and sold on the OTCQB Market. We are permitted to terminate such registration if there are fewer than 300 record holders of outstanding shares of our Common Stock. As of October 1, 2017, we had approximately 400 record holders of our Common Stock. Upon the effectiveness of the Reverse/Forward Split, we expect to have approximately 230 record holders of our Common Stock. We intend to terminate the registration of our Common Stock under the Exchange Act promptly after the Effective Date.

Termination of registration under the Exchange Act will substantially reduce the information which we will be required to furnish to our stockholders under the Exchange Act. After deregistration of our shares, our stockholders will have access to our corporate books and records to the extent provided by the Nevada General Corporation Law, and to any additional disclosures required by our directors’ and officers’ fiduciary duties to the Company and our stockholders.

We estimate that termination of registration of our Common Stock under the Exchange Act will save us an estimated $300,000 per year in legal, accounting, auditing, printing and other expenses, and will also enable our management to devote more time to our operations. By reducing the Company’s number of stockholders of record to less than 300 and deregistering our Common Stock under the Exchange Act as intended, based on historical expenses, the Company expects to save (i) approximately $200,000 per year in professional fees and expenses for the preparation and filing of reports required by the Exchange Act and (ii) approximately $100,000 per year in other costs related to being a public reporting entity, such as Edgarization and XBRL costs, printing and mailing costs, expenses for compliance with the internal control and procedure requirements associated with Sarbanes-Oxley, the Dodd-Frank Act and regulatory compliance issues applicable to public entities, other than internal personnel expenses. The termination of the Company’s public reporting obligations will also alleviate a significant amount of time and effort previously required of the Company’s employees in preparing and reviewing the periodic reports and filings required of public entities under the Exchange Act and the pressure and expense of hiring staff to satisfy the regulatory and accounting reporting requirements of the Exchange Act. The Company will also have no further requirement to engage an independent auditor to complete quarterly revenue or an annual audit.

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EFFECT OF THE REVERSE/FORWARD SPLIT
ON THE NUMBER OF AUTHORIZED AND ISSUED SHARES

As of September 24, 2017, the Company had a total of 27,297,727 of its 100,000,000 authorized shares of Common Stock issued and outstanding. The total number of authorized shares of Common Stock will not change as a result of the Reverse/Forward Split. The table below illustrates the estimated effect on the number of authorized shares available for issuance as a result of the Reverse/Forward Split. Significantly, the result of the Reverse/Forward Split is anticipated to affect approximately 25,000 shares, or less than 1%, of the Common Stock of the Company.

	Shares Authorized	Shares Issued and Outstanding	Authorized Shares Available for Issuance
Before Reverse/Forward Split	100,000,000	27,297,727	72,702,273
After Reverse/Forward Split	100,000,000	27,272,727	72,727,273

The shares acquired in the Reverse/Forward Split will be retired and returned to the status of authorized but unissued shares of Company Common Stock.

CERTAIN INFORMATION CONCERNING THE COMPANY

Bagger Dave’s Burger Tavern’s administrative and executive offices are located at 807 W. Front Street, Suite B, Traverse City, Michigan 49684, and its telephone number is (231) 486-0527.

As of September 24, 2017 the Company had 27,297,727 shares of its $.0001 par value common stock issued and outstanding.

TRADING MARKET AND PRICE

Our Common Stock is currently bought and sold on the OTCQB Market. The following is a schedule of the reported high and low closing prices per share for our Common Stock during the period from March 26, 2017 through September 24, 2017 (the past two quarters), all of which quotations represent prices between dealers, do not include retail mark-up, mark-down or commission and may not necessarily represent actual transactions:

Quarter Ending	High	Low
June 24, 2017	$0.75	$0.08
September 24, 2017	$0.37	$0.12

DIVIDENDS PAID BY THE COMPANY

The Company has not paid cash dividends on its common stock, and due to operating losses, does not expect to pay a cash dividend in the future.

STOCK PURCHASES BY THE COMPANY

The Company has not purchased shares of its Common Stock on the open market.

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AMENDMENT TO THE ARTICLES OF INCORPORATION

The Reverse/Forward Stock Split Amendment will amend the Company’s Articles of Incorporation to add two new paragraphs. At the effective date, without further action on the part of the Company or the holders, each share of the common stock will be converted into one four-hundredth (1/400th) of a share of common stock and then the forward stock split will be implemented and that will give all the shareholders holding one whole share or more, 400 shares of Common Stock for a every whole share or fraction thereof. The Reverse/Forward Split Amendment will be filed with the Secretary of State of Nevada and will become effective on the date of filing.

NO DISSENTER’S RIGHTS

Under Nevada law, you are not entitled to dissenter’s rights or rights of appraisal with respect to the amendment of the articles of incorporation or the reverse/forward stock split.

POTENTIAL REINSTATEMENT OF REPORTING OBLIGATIONS

The intended effect of the Reverse/Forward Split is to reduce the number of record holders of our Common Stock to fewer than 300. This will make us eligible to terminate the registration of our Common Stock under Rule 12g-4 and Section 12(g) of the Exchange Act. We expect to reduce the number of our record holders to approximately 230 as a result of the Reverse/Forward Split. However, if the Reverse/Forward Split does not have the intended effect, or if the number of record holders of our Common Stock rises to either 500 or more persons who are not accredited investors or 2,000 persons after the consummation of the Reverse/Forward Split for any reason (in each case, provided the Company has total assets exceeding $10 million), we may once again be subject to the periodic reporting obligations under the Exchange Act and the SEC’s proxy rules, which would negate much, if not all, of the savings intended to be accomplished through the Reverse/Forward Split.

FINANCIAL INFORMATION

The following documents that we filed with the SEC, are incorporated by reference in this Information Statement: (i) the Annual Report on Form 10-K for the fiscal year ended December 25, 2016, (ii) the Quarterly Report on Form 10-Q for the fiscal quarter ended March 25, 2017, (iii) the Quarterly Report on Form 10-Q for the fiscal quarter ended June 24, 2017, and (iv) the Quarterly Report on Form 10-Q for the fiscal quarter ended September 24, 2017; Schedule 13E-3 will be amended to reflect information incorporated by reference from periodic reports filed after the information statement is distributed.

The Reverse/Forward split is not anticipated to have a material effect on (1) the Company’s balance sheet as of September 24, 2017; (2) the Company’s statement of income, earnings per share, and ratio of earnings to fixed charges for the fiscal year ended December 25, 2016 and the quarterly period ended September 24, 2017; and (3) the Company’s book value per common share as of September 25, 2017.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Information Statement to the extent that a statement contained herein (or in any other subsequently filed documents which also is deemed to be incorporated by reference herein) modifies or supersedes the statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Information Statement.

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	Three Months Ended September 24,		Nine Months Ended September 30,		Year Ended December 31,
	Sept. 24, 2017	Sept. 25, 2016	Sept. 24, 2017	Sept. 25, 2016	Dec. 25, 2016	Dec. 27, 2015
Revenue from operating activities	$3,897, 256	$5,063,316	$13,685,893	$15,772,728	$20,741,427	$27,685,331
Other income	3,788	1,019	56,530	9,905	11,066	39,644
Total income	3,901,044	5,064,336	13,742,423	15,782,633	20,752,493	27,724,975

Restaurant operating costs	1,645,296	1,742,499	5,293,791	5,520,214	7,235,319	7,668,173
General and administrative costs	500,738	1,149,648	1,494,671	2,817,159	4,063,920	5,168,753
Impairment and (gain) loss on disposal of property and equipment	1,425,203	77,863	2,568,190	(649,911)	2,946,387	13,275,670
Total expenses	6,514,932	7,135,157	19,205,018	21,280,222	32,161,942	54,281,812
Net income (- loss) before tax	(2,613,888)	(2,070,822)	(5,462,595)	(5,497,589)	(11,409,449)	(26,556,837)
Provision for Income taxes	—	—	75,585	—	—	—
Net income after taxes	(2,613,887.7)	(2,070,821.6)	(5,538,180.0)	(5,497,589.0)	(11,409,449)	(26,556,837)

Net income from continuing operations	$(0.10)	$(0.08)	$(0.20)	$(0.21)	$(0.43)	$(1.01)

Net income from common share	$(0.10)	$(0.08)	$(0.20)	$(0.21)	$(0.43)	$(1.01)

PROPOSAL TO ELECT DIRECTORS

The Board currently consists of five members, each of whom serve one-year terms or until their successor is elected. The current board consists of T. Michael Ansley, David G. Burke, David Fisher, Shawn Lilley and Phyllis Knight. These individuals have been elected by the vote of the Shareholders to serve as Directors until the Annual Meeting of Shareholders in Fiscal 2018, until their successors have been duly elected and qualified or until their earlier death, resignation or removal.

The following table provides information concerning our officers and directors.

Name and Address	Age	Position(s)
T. Michael Ansley	46	President, CEO, CFO, and Director
David G. Burke	46	Secretary, Director
David Fisher	46	Director
Shawn Lilley	56	Director
Phyllis Knight	54	Director

The directors named above serve for one-year terms or until their successors are elected or they are re-elected at the annual stockholders’ meeting. Officers hold their positions at the pleasure of the board of directors, absent any employment agreement. There is no arrangement or understanding between any of our directors or officers and any other person pursuant to which any director or officer was or is to be selected as a director or officer, and there is no arrangement, plan or understanding as to whether non-management shareholders will exercise their voting rights to continue to elect the current directors to the Company’s board.

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The address of each officer and director is c/o Bagger Dave’s Burger Tavern, 807 W. Front Street, Suite B, Traverse City, Michigan 49684, and the telephone number is (231) 486-0527. No officer or director of the Company has been convicted in a criminal, judicial or administrative proceeding in the last five (5) years.

Executive Officers

The following individual serves as Bagger’s executive officer as of October 1, 2017:

Name	Age	Position
T. Michael Ansley	46	Chairman of the Board, Chief Executive Officer, President and Chief Financial Officer

The members of our board of directors are subject to change from time to time by the vote of the stockholders at special or annual meetings to elect directors.

The foregoing notwithstanding, except as otherwise provided in any resolution or resolutions of the board, directors who are elected at an annual meeting of stockholders, and directors elected in the interim to fill vacancies and newly created directorships, will hold office for the term for which elected and until their successors are elected and qualified or until their earlier death, resignation or removal.

Whenever the holders of any class or classes of stock or any series thereof are entitled to elect one or more directors pursuant to any resolution or resolutions of the board, vacancies and newly created directorships of such class or classes or series thereof may generally be filled by a majority of the directors elected by such class or classes or series then in office, by a sole remaining director so elected or by the unanimous written consent or the affirmative vote of a majority of the outstanding shares of such class or classes or series entitled to elect such director or directors. Officers are elected annually by the directors.

We may employ additional management personnel, as our board of directors deems necessary. Bagger Dave’s has not identified or reached an agreement or understanding with any other individuals to serve in management positions, but does not anticipate any problem in employing qualified staff.

The factual information below for each director and for each executive officer has been provided by that person. The particular experience, qualifications, attributes or skills that led our Board to conclude that each should serve on our Board, in light of our business and structure, was determined by our Board or independent members of the Board.

T. Michael Ansley has served as our President, Chief Executive Officer, Chief Financial Officer and Chairman since our inception. Mr. Ansley served as both Executive Chairman and Chief Executive Officer for Diversified Restaurant Holdings, Inc. (“DRH”), a reporting company pursuant to Section 12 of the Exchange Act. Mr. Ansley held similar positions for DRH’s wholly-owned subsidiaries AMC Group, Inc., AMC Wings, Inc. and AMC Real Estate, Inc. The Company’s roots can be traced back to 2008 when Mr. Ansley opened his first Bagger Dave’s restaurant in Berkley, Michigan. Mr. Ansley received a Bachelor of Science degree in business administration from the University of Dayton and currently serves on the Board of Directors of the Michigan Restaurant Association.

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We believe Mr. Ansley is qualified to serve as a director of the Company due to his extensive experience in restaurant management, operations and development as well as his demonstrated business leadership abilities and long history with the Company as its founder.

David G. Burke has been a member of the Board since our inception. Mr. Burke also serves on the Board of Directors of DRH, a position he has held since 2007. He is currently President and CEO of DRH and was the Company’s CFO from 2010 to 2016. Prior to joining the Company, Mr. Burke was employed by Federal-Mogul Corporation, a leading global supplier of powertrain and safety technologies serving the world’s foremost original equipment manufacturers and the worldwide aftermarket, where he held roles of increasing responsibility in finance, marketing, and corporate development. Mr. Burke earned a Bachelor of Science degree in mechanical engineering from the University of Dayton and a Master of Business Administration, with a concentration in finance, from the University of Michigan — Ross School of Business.

We believe Mr. Burke is qualified to serve as a director due to his strong leadership, business acumen, and analytical skills, including a unique proficiency with regard to financial modeling and market analysis. Mr. Burke honed his skill set through eight years of experience with a $7.0 billion global public corporation, while handling special projects for executive management, such as business development through acquisition, labor cost-reduction initiatives, strategic planning and supply chain management.

David Fisher was elected to the Board in 2016. Since 1994 Mr. Fisher has been an owner and president of ThreeWitt Enterprises, Inc. located in Dayton, Ohio. ThreeWitt Enterprises is the parent company of subsidiaries that own and operate various types of restaurants. From 1994 to 2011 ThreeWitt owned and operated up to 15 Buffalo Wild Wing restaurants. On December 5, 2001 ThreeWitt sold the Buffalo Wild Wing Restaurants back to the franchisor, Buffalo Wild Wings International, Inc. Since 2002 ThreeWitt, through its subsidiary, has owned and operated Milano’s Pizza Subs and Taps. Currently, ThreeWitt owns and operates four Milano’s restaurants in Metro Dayton, Ohio. From 1989 to 1991 Mr. Fisher attended Wittenberg University, located in Springfield, Ohio. In 1993 Mr. Fisher received a Bachelor of Arts degree from Ohio State University, located in Columbus, Ohio.

We believe Mr. Fisher is qualified to serve as a director of the Company due to his extensive experience in restaurant ownership and operations.

Shawn Lilley was elected to the Board in 2016. From 1993 to 2006 Mr. Lilley owned and operated the largest Adecco staffing firm in the country. In 2006 Mr. Lilley sold the staffing firm back to Adecco, and he was named senior vice president of Adecco. In that position Mr. Lilley was responsible for Adecco’s mid-America division and for all Adecco acquisitions in North America. From 2006 to 2016 Mr. Lilley was the owner and managing partner of ADS Partners, headquartered in Troy, Michigan. ADS Partners provided healthcare services to seniors in nursing homes. ADS Partners operates in 14 states and is the largest provider of healthcare services to nursing homes in the country. In March 2016 ADS Partners was sold to Citizens Financial Corporation. In 1985, Mr. Lilley received a bachelor’s degree in accounting from Walsh College, located in Troy, Michigan.

We believe that Mr. Lilley is qualified to serve as a director due to his extensive business experience at an executive level and his accounting background.

Phyllis Knight brings more than 30 years of finance, accounting and leadership experience to the Company. She is currently the Chief Financial Officer and Treasurer of Diversified Restaurant Holdings, Inc. and, prior to that, served in several senior executive positions in manufacturing, home building and the mortgage services industries. Ms. Knight most recently served as EVP and CFO of Polar Corporation, the largest tank trailer manufacturing, parts, and service organization in North America. Prior to that, Ms. Knight spent eleven years at Champion Enterprises, Inc. and Champion Enterprises Holdings, LLC, the bulk of which she served as EVP and CFO. At Champion, she directed all finance functions, including strategic planning, Securities and Exchange Commission reporting, treasury, capital markets, investor relations, cash management, risk management, mergers and acquisitions, and IT. A Certified Public Accountant (inactive license), Ms. Knight began her career at KPMG after earning a Bachelor of Arts degree in Accounting from Michigan State University.

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We believe that Ms. Knight is qualified to serve as a director due to her experience in corporate financial matters and specifically due to her experience as Chief Financial Officer in various business enterprises.

During the last five years, none of the above individuals have been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) and they have not been parties to a judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining them from future violations of, or prohibiting activities subject to, federal or state securities laws, or finding a violation of any federal or state securities law. All of the individuals list above are citizens of the United States.

Committees of the Board

We do not currently have separate committees of our board of directors for all functions, however, we do have an audit committee.

The responsibilities of various committees are fulfilled by our board of directors and all of our directors participate in such responsibilities, two of whom are “independent”, as defined under Rule 4200(a)(15) of the NASDAQ’s listing standards described below. Our financial position and lean corporate structure has made it extremely difficult to attract and retain qualified independent board members. Since we do not have some of the subject committees, our entire board of directors participate in the consideration of our finances, compensation, and nomination deliberations.

Rule 4200(a)(15) of the NASDAQ’s listing standards defines an “independent director” as a person other than an executive officer or employee of the company or any other individual having a relationship which, in the opinion of the issuer’s board of directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The following persons shall not be considered independent:

●	A director who is, or at any time during the past three years was, employed by the company;

●	A director who is, or at any time during the past three years was, employed by the former owner of the company, Diversified Restaurant Holdings, Inc.

●	A director who accepted or who has a family member who accepted any compensation from the company in excess of $120,000 during any period of twelve consecutive months within the three years preceding the determination of independence, other than the following: (i) compensation for board or board committee service; (ii) compensation paid to a family member who is an employee (other than as an executive officer) of the company; or (iii) benefits under a tax-qualified retirement plan, or non-discretionary compensation. Provided, however, that in addition to the requirements contained in this paragraph, audit committee members are also subject to additional, more stringent requirements under NASDAQ Rule 4350(d).

●	A director who is a family member of an individual who is, or at any time during the past three years was, employed by the company as an executive officer;

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●	A director who is, or has a family member who is, a partner in, or a controlling stockholder or an executive officer of, any organization to which the company made, or from which the company received, payments for property or services in the current or any of the past three fiscal years that exceed five percent of the recipient’s consolidated gross revenues for that year, or $200,000, whichever is more, other than the following: (i) payments arising solely from investments in the company’s securities; or (ii) payments under non-discretionary charitable contribution matching programs;

●	A director of the issuer who is, or has a family member who is, employed as an executive officer of another entity where at any time during the past three years any of the executive officers of the issuer serve on the compensation committee of such other entity; or

●	A director who is, or has a family member who is, a current partner of the company’s outside auditor, or was a partner or employee of Bagger’s outside auditor who worked on the company’s audit at any time during any of the past three years.

Audit Committee

Our audit committee is solely responsible for appointing and reviewing fee arrangements with our independent accountants and approving any non-audit services by our independent accountants. Our Audit Committee reviews and monitors our internal accounting procedures and they review the scope and results of the annual audit and other services provided by our independent accountants. The Audit Committee is also responsible for overseeing our compliance with legal and regulatory requirements, including our disclosure, controls and procedures. Our Audit Committee currently consists of David Fisher and Phyllis Knight. Our Board has determined that Mr. Fisher meets the criteria for independence under the standards of the NASDAQ Stock Market.

We believe that each of the members of the Audit Committee is financially sophisticated and is able to read and understand our consolidated financial statements. The Audit Committee did not meet in 2016, because it was not formed until 2017. Our Board has determined that Mr. Fisher is an audit committee financial expert as defined in Item 401 of Regulation S-K.

Nominating Committee

Our size and the size of our board, at this time, do not require a separate nominating committee. When evaluating director nominees, our directors consider the following factors:

●	The appropriate size of our board of directors;

●	Our needs with respect to the particular talents and experience of our directors;

●	The knowledge, skills and experience of nominees, including experience in finance, administration or public service, in light of prevailing business conditions and the knowledge, skills and experience already possessed by other members of the board;

●	Experience in political affairs;

●	Experience with accounting rules and practices; and

●	The desire to balance the benefit of continuity with the periodic injection of the fresh perspective provided by new board members.

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Our goal is to assemble a board that brings together a variety of perspectives and skills derived from high quality business and professional experience. In doing so, the board will also consider candidates with appropriate non-business backgrounds.

Other than the foregoing, there are no stated minimum criteria for director nominees, although the board may also consider such other factors as it may deem in our best interests as well as in the best interests of our stockholders. In addition, the board identifies nominees by first evaluating the current members of the board willing to continue in service. Current members of the board with skills and experience that are relevant to our business and who are willing to continue in service are considered for re-nomination. If any member of the board does not wish to continue in service or if the board decides not to re-nominate a member for re-election, the board then identifies the desired skills and experience of a new nominee in light of the criteria above. Current members of the board are polled for suggestions as to individuals meeting the criteria described above. The board may also engage in research to identify qualified individuals. To date, we have not engaged third parties to identify or evaluate or assist in identifying potential nominees, although we reserve the right in the future to retain a third-party search firm, if necessary. The board does not typically consider stockholder nominees because it believes that its current nomination process is sufficient to identify directors who serve our best interests.

Finance Committee

Although we currently do not have a Finance Committee if and when one is established it will consist of a minimum of three members of the board of directors, the majority of whom shall meet the same independence and experience requirements of the Audit Committee of the Company and the applicable provisions of federal law and the rules and regulations promulgated thereunder and the rules of any exchange where the shares of the Company may be listed or quoted for sale. The members of the Finance Committee are to be recommended by the Nominating and Corporate Governance Committee and are appointed by and serve at the discretion of the board of directors.

Compensation Committee

Although we currently do not have a Compensation Committee, if and when one is established it will assist the board of directors in meeting its responsibilities with regard to oversight and determination of executive compensation and to review and make recommendations to the board of directors with respect to major compensation plans, policies and programs of Bagger. The Compensation Committee shall consist of not fewer than two members of the board of directors, with the exact number being determined by the board. Members of the Compensation Committee shall be appointed from time to time to serve in such capacity by the Board. Each member shall meet the independence and outside director requirements of applicable tax and securities laws and regulations and stock market rules.

Code of Ethics for Senior Executive Officers and Senior Financial Officers

We have adopted a Code of Ethics for Senior Executive Officers and Senior Financial Officers that applies to our president, and all financial officers, including the principal accounting officer. The code provides as follows:

●	Each officer is responsible for full, fair, accurate, timely and understandable disclosure in all periodic reports and financial disclosures required to be filed by us with the United States Securities and Exchange Commission or disclosed to our stockholders and/or the public.

●	Each officer shall immediately bring to the attention of the audit committee, or disclosure compliance officer, any material information of which the officer becomes aware that affects the disclosures made by us in our public filings and assist the audit committee or disclosure compliance officer in fulfilling its responsibilities for full, fair, accurate, timely and understandable disclosure in all periodic reports required to be filed with the Securities and Exchange Commission.

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●	Each officer shall promptly notify our general counsel, if any, or the president or chief executive officer of any information he may have concerning any violation of our Code of Business Conduct or our Code of Ethics, including any actual or apparent conflicts of interest between personal and professional relationships, involving any management or other employees who have a significant role in our financial reporting, disclosures or internal controls.

●	Each officer shall immediately bring to the attention of our general counsel, if any, the president or the chief executive officer and the audit committee any information he may have concerning evidence of a material violation of the securities or other laws, rules or regulations applicable to us and the operation of our business, by us or any of our agents.

●	Any waiver of this Code of Ethics for any officer must be approved, if at all, in advance by a majority of the independent directors serving on our board of directors. Any such waivers granted will be publicly disclosed in accordance with applicable rules, regulations and listing standards.

Board of Directors Meetings

During the year ended December 25, 2016, our board of directors held one formal meeting and no meetings were held where board actions were taken by written consent. All of Bagger’s directors attended 100% of our meetings in 2016.

Communication with Directors

Stockholders and other interested parties may contact any of our directors by writing to them at Bagger Dave’s Burger Tavern, Inc., 807 W. Front Street, Suite B, Traverse City, Michigan 49684, telephone (231) 486-0527, or email them at mansley@baggerdaves.com.

Our board has approved a process for handling letters received by us and addressed to any of our directors. Under that process, our president reviews all such correspondence and regularly forwards to the directors a summary of all such correspondence, together with copies of all such correspondence that, in the opinion of our president, deal with functions of the board or committees thereof or that he otherwise determines requires their attention.

Director Compensation

Our directors are not paid in cash for their services to the Company. It is anticipated that they may be paid in stock grants for their services, however, no such grants were made in 2016.

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The following table provides information relating to compensation paid by the Company to our directors for our fiscal year ended December 25, 2016.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)

T. Michael Ansley	-0-	-0-	-0-	-0-	-0-	-0-	-0-
David G. Burke	-0-	-0-	-0-	-0-	-0-	-0-	-0-
Sean Lilley	-0-	-0-	-0-	-0-	-0-	-0-	-0-
David Fisher	-0-	-0-	-0-	-0-	-0-	-0-	-0-
Phyllis Knight	-0-	-0-	-0-	-0-	-0-	-0-	-0-

BOARD OF DIRECTORS; ELECTION OF OFFICERS

All directors hold their office until the next annual meeting of shareholders or until their successors are duly elected and qualified. Any vacancy occurring in the board of directors may be filled by the shareholders, or the board of directors. A director elected to fill a vacancy is elected for the unexpired term of his predecessor in office. Any directorship filled by reason of an increase in the number of directors shall expire at the next shareholders’ meeting in which directors are elected, unless the vacancy is filled by the shareholders, in which case the term shall expire on the later of (i) the next meeting of the shareholders or (ii) the term designated for the director at the time of creation of the position being filled

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table presents information regarding the beneficial ownership of all shares of our common stock as of October 1, 2017, by:

●	Each person who owns beneficially more than five percent of the outstanding shares of our common stock;

●	Each director;

●	Each named executive officer; and

●	All directors and officers as a group.

	Shares of Common Stock Beneficially Owned (2)
Name of Beneficial Owner (1)	Number	Percent
T. Michael Ansley	11,141,638	41.8
David G. Burke	296,346	1.1
David Fisher	60,667	*
Shawn Lilley	45,833	*
Phyllis Knight	179,166	*
All directors and officers as a group (five persons)	11,723,650	42.9

*Less than one percent

(1) Unless otherwise indicated, the address for each of these stockholders is c/o Bagger Dave’s Burger Tavern, Inc., at 807 W. Front Street, Suite B, Traverse City, Michigan 49684, telephone (231) 486-0527. Also, unless otherwise indicated, each person named in the table above has the sole voting and investment power with respect to our shares of common stock which he beneficially owns.

(2) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. As of October 1, 2017, there were outstanding 27,297,727 shares of our common stock.

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Other than as stated herein, there are no arrangements or understandings, known to us, including any pledge by any person of our securities:

●  The operation of which may at a subsequent date result in a change in control of the Company; or

●  With respect to the election of directors or other matters.

EXECUTIVE COMPENSATION

As previously discussed, Bagger Dave’s was a wholly owned subsidiary of its parent DRH and it has been from the time of its formation until it was spun off on December 25, 2016. As such, Bagger Dave’s has previously had no executive employees and has paid no executive salaries or other compensation of any sort. All compensation payments to Bagger Dave’s employees were made by DRH. Since the spin-off, Bagger Dave’s has paid salaries to its operational officers and employees. Its primary executive officer since that time has been T. Michael Ansley, and he is being paid a salary of $125,000 for fiscal 2017. Prior to this spinoff, no remuneration of any nature was paid for or on account of services rendered by an officer or director of Bagger Dave’s in such capacity.

No retirement, pension, profit sharing, stock option, insurance programs or other similar programs have been adopted at this time by Bagger Dave’s.

Outstanding Equity Awards at Fiscal Year-End

None.

Equity Compensation Plans

We did not have any equity compensation plans as of December 25, 2016. However, on January 16, 2017 the Board of Directors adopted the Company’s 2017 Stock Option and Restricted Stock Plan. The purpose of this plan is to retain the services of persons eligible to receive this award by giving them an opportunity to benefit from an increase in value of the common stock through the granting of (i) incentive stock options; (ii) nonqualified stock options; (iii) stock awards; (iv) rights to acquire restricted stock or, (v) stock appreciation rights. Persons eligible to receive stock awards in this plan at the discretion of the Board of Directors are employees, directors, and consultants of the Company and its affiliates.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Company’s Director and President, Mr. Michael Ansley, is also Executive Chairman of DRH.

Mr. David Burke is President and CEO of DRH. Mr. Burke is also a director of Bagger Dave’s.

Phyllis Knight is Chief Financial Officer and Treasurer of DRH. Ms. Knight is also a director of Bagger Dave’s.

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DRH performs the following management functions for the Company:

Until the spinoff, the Company has been a wholly owned subsidiary of DRH. As such all revenue of Bagger Dave’s flowed through to DRH and DRH paid Bagger Dave’s expenses. Since the spinoff, Bagger Dave’s retained its own earnings and paid its own expenses.

Also, at the time of the spinoff, DRH and Bagger Dave’s entered into a Transitional Services Agreement pursuant to which DRH provides Bagger Dave’s certain management, human resource and information technology assistance. The Transitional Services Agreement is for a term of one year. If any services are required after one year, Bagger Dave’s will agree to compensate DRH in an amount to be determined. It is anticipated that this will be an accommodation between the parties that will be phased out within one year.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors, executive officers and persons who own more than 10 percent of a registered class of our equity securities, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of our equity securities.

Officers, directors and greater than 10 percent stockholders are required by Securities and Exchange Commission regulations to furnish us with copies of all Section 16(a) forms they file.

Based solely upon a review of copies of such forms filed on Forms 3, 4, and 5, and amendments thereto furnished to us, we believe that as of October 1, 2017, all of our executive officers, directors and greater than 10 percent beneficial owners have complied on a timely basis with all Section 16(a) filing requirements.

Fees to Independent Registered Public Accounting Firm for Fiscal Years 2015 and 2016

The Company paid no audit, audit related or tax fees to a registered public accounting firm for the fiscal years ended 2015 and 2016, because those expenses were paid by Bagger’s former parent, DRH.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditors

The Audit Committee pre-approves all audit and non-audit services provided by the independent auditors prior to the engagement of the independent auditors with respect to such services. The Company’s independent auditors may be engaged to provide non-audit services only after the Audit Committee has first considered the proposed engagement and has determined in each instance that the proposed services are not prohibited by applicable regulations and the auditors’ independence will not be materially impaired as a result of having provided these services. In making this determination, the Audit Committee will take into consideration whether a reasonable investor, knowing all relevant facts and circumstances, would conclude that the Directors’ exercise of objective and impartial judgment on all issues encompassed within the auditors’ engagement would be materially impaired.

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SHAREHOLDER PROPOSALS FOR 2018 ANNUAL MEETING OF SHAREHOLDERS

Any shareholder of the Company wishing to submit a proposal for action at the Company’s 2018 Annual Meeting of Shareholders must provide a written copy of the proposal to the management of the Company at its principal executive offices no later than December 15, 2017 and must otherwise comply with the rules and regulations of the Commission applicable to shareholder proposals.

FORM 10-K

A copy of the Company’s Form 10-K for the fiscal year ending December 25, 2016 filed with the United States Securities and Exchange Commission will be furnished without charge to shareholders as of the date of this Information Statement upon written request to Bagger Dave’s Burger Tavern, Inc.

APPROVAL OF THE RATIFICATION OF BDO USA, LLP CERTIFIED PUBLIC ACCOUNTANTS

AS OUR OUTSIDE AUDITORS

Our shareholders have approved a proposal to use BDO USA, LLP Certified Public Accountants, a PCAOB public accounting firm to perform, to the extent necessary, an audit of our consolidated financial statements and our subsidiaries for the fiscal years ending December 31, 2017 in accordance with the standards of the Public Company Accounting Oversight Board (United States) and for issuing a report thereon and for performing other independent audit work as determined by the Board of Directors of the Company, to the extent such report and such audit is necessary. The shareholders approval also authorized the Board of Directors to engage another accounting firm as appropriate for a non-reporting company if the reverse/forward stock split is approved and the Company withdraws from its obligation to file reports with the Securities and Exchange Commission, as more fully discussed in proposal one above.

WHERE YOU CAN FIND MORE INFORMATION

The Reverse/Forward Split is a “going private” transaction subject to Rule 13e-3 of the Exchange Act. We are also filing a Rule 13e-3 transaction statement on Schedule 13E-3 under the Exchange Act with respect to the Reverse Split. The Schedule 13E-3 may contain additional information about us. Copies of the Schedule 13E-3 and all exhibits thereto are available for inspection and copying at our principal executive offices during regular business hours by any of our stockholders, or a representative who have been so designated in writing, and may be inspected and copied, or obtained by mail, by written request directed to 807 W. Front St., Suite B, Traverse City, Michigan. You can also obtain, without charge, reports, proxy statements and other information about the Company, by contacting us directly at telephone (231) 486-0527 or over the Internet on the Invest Relations page of our website at www.baggerdaves.com.

We are currently subject to the information requirements of the Exchange Act and file periodic reports, proxy statements and other information with the SEC relating our business, financial and other matters.

You may obtain copies of these materials by mail from the Public Reference Section of the U.S. Securities and Exchange Commission, 100 F Street, N.E., Room 1580, Washington, D.C. 20549, at prescribed rates. Please call the Commission at 1-800-SEC-0330 for further information on its public reference rooms. Our SEC filings are also available to the public over the Internet at the SEC’s website at www.sec.gov.

Exhibits Index

Exhibit 99	Plan of Recapitalization.

End of Filing

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